EXHIBIT 4.4

TARGETED GENETICS CORPORATION

THIRD AMENDMENT TO RIGHTS AGREEMENT

This THIRD AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of January 23, 2003 by and between Targeted Genetics Corporation, a Washington corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, formerly known as ChaseMellon Shareholder Services L.L.C., as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement dated as of October 16, 1996, as amended by the First Amendment of Rights Agreement dated as of July 21, 1999 and the Second Amendment to Rights Agreement dated September 25, 2002 (the “Rights Agreement”). Any capitalized terms not specifically defined in this Amendment shall have the meanings given those terms in the Rights Agreement.

WHEREAS, the parties wish to amend the Rights Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 2 of the Rights Agreement is hereby amended to delete the following words:

“and the holders of the Rights (who prior to the Distribution Date also be the holders of the Common Stock).”

2.	Section 19(a) of the Rights Agreement is hereby amended by adding the following to the end of such Section 19(a):

“The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence or bad faith on the part of the Rights Agent (which gross negligence or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. The provisions of this Section 19 and Section 21 below shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation or removal of the Rights Agent.”

3.	Section 21(c) of the Rights Agreement is hereby amended by replacing such Section 21(c) in its entirety with the following words:

“The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence or bad faith (which gross negligence or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Rights Agreement will be limited to the amount of fees paid by the Company to the Rights Agent.”

4.	Section 25 of the Rights Agreement is hereby amended by adding the following address of counsel immediately following the address of the Company set forth in such Section 25:

“with a copy to:

Orrick Herrington & Sutcliffe LLP

719 Second Avenue, Suite 900

Seattle, Washington 98104

Attention: Stephen M. Graham”

Section 25 of the Rights Agreement is further amended by replacing the address of the Rights Agent set forth in such Section 25 with the following address:

“Mellon Investor Services, LLC

520 Pike Street, Suite 1220

Seattle, Washington 98101

Attention: Stock Transfer Department

with a copy to:

Kelley Drye & Warren LLP

101 Park Avenue, Floor 28

New York, New York 10178

Attention: Russell Oken”

5.	Each party represents and warrants to the other party that it has full power and authority to execute and deliver this Amendment and to perform the transactions contemplated hereunder.

6.	The terms and provisions of the Rights Agreement, as amended hereby, shall remain in full force and effect. All references to the “Rights Agreement” contained therein shall mean the Rights Agreement, as amended by this Amendment.

7.	This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be duly executed as of the date first written above.

TARGETED GENETICS CORPORATION

By:	/s/ Todd E. Simpson
Name:	Todd E. Simpson
Title:	Vice President, Chief Financial Officer and Secretary

MELLON INVESTOR SERVICES LLC

By:	/s/ Thomas L. Cooper
Name:	Thomas L. Cooper
Title:	Assistant Vice President